UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

Hansen Natural Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-18761	39-1679918
(Commission File Number)	(IRS Employer Identification No.)

550 Monica Circle Suite 201

Corona, California 92880

(Address of principal executive offices and zip code)

(951) 739 - 6200

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported, several purported federal class action suits, subsequently consolidated as In re Hansen Natural Corporation Securities Litigation, Case No. CV 06-7599-JFW (C.D. Cal.), were filed against Hansen Natural Corporation (the "Company") and certain officers and directors (the Company, together with these certain officers and directors, the "Defendants"), arising from allegations of stock option backdating. On October 16, 2007, the United States District Court for the Central District of California (the "Court") granted the Defendants' motions to dismiss the consolidated class action complaint, with prejudice and without leave to amend. The Court then entered final judgment in favor of the Company and all other Defendants.

In granting the motions to dismiss, the Court found that the complaint, as a matter of law, failed adequately to plead any violations of the federal securities laws. More specifically, the Court held that the complaint failed adequately to plead that any material misstatements were made in the Company's public filings, failed adequately to plead that options grants were backdated, failed adequately to plead that the Company or any of the defendant officers and directors acted with fraudulent intent, and failed adequately to plead that any alleged investor losses were caused by any alleged unlawful conduct.

As previously reported, in August 2007, the Securities and Exchange Commission informed the Company that it had closed its informal inquiry against the Company relating to the Company's stock option granting practices, without taking any action against or related to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hansen Natural Corporation

Date: October 23, 2007	/s/ Hilton H. Schlosberg

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Hilton H. Schlosberg

Vice Chairman of the Board of Directors,

President and Chief Financial Officer